EXHIBIT 99.1

                                  Press Release


                                                      Contact: Chris Downie
                                                        Motient Corporation
                                                               847-478-4701

MOTIENT ANNOUNCES SALE OF COMMON STOCK

Lincolnshire, IL -- Motient Corporation (OTC:MNCP) announced today that on April 7, 2004, it closed on a sale of common stock to several institutional investors in a private placement. The investors purchased 4,215,910 shares of Motient's common stock, at a price of $5.50 per share, yielding gross proceeds of approximately $23.2 million. Under the terms of a registration rights agreement that Motient signed with the investors, Motient agreed to register these shares for resale by the investors by the end of September 2004. Motient also issued to these investors warrants to purchase an additional 1,053,978 shares of common stock at an exercise price of $5.50 per share. The warrants will vest only if Motient fails to meet certain deadlines set forth in the registration rights agreement. Neither the shares sold, the warrants issued in connection with the shares, nor any shares of Motient's common stock that would be issued upon exercise of those warrants, have been registered under the Securities Act of 1933, as amended, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company plans to use approximately $6.7 million of the investment to repay the outstanding principal and accrued interest on its existing $12.5 million term credit facility. The remainder will be used for general corporate purposes.

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About Motient Corporation:
Motient Corporation owns and operates the nation's largest two-way wireless data network. Motient provides a wide range of mobile and wireless Internet services principally to business to business customers and enterprises. The company is a leader in providing BlackBerry(TM) services on its network as well as on the third generation networks of Verizon Wireless and T-Mobile. Motient also provides wireless solutions to the mobile professional, transportation, field service and telemetry markets. http://www.motient.com.

This release contains forward looking statements, including statements regarding Motient's continuing operations and business, and Motient's future financial performance. Factors that could cause actual results to differ materially from those in the forward looking statements in this news release are described in Motient Corporation's annual report on Form 10-K for the year ended December 31, 2002 (filed on March 22, 2004) and in Motient's other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient's Investor Relations Department.